EXHIBIT 16.1

The Hall Group CPA’s

Dallas, TX

August 20, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K/A dated August 18, 2014 of Latitude 360, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ The Hall Group CPA’s

The Hall Group CPA’s